Exhibit 10.12

NON-QUALIFIED STOCK OPTION AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE PLUG POWER INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:
No. of Option Shares:
Option Exercise Price per Share:	$
[FMV on Grant Date]
Grant Date:
Expiration Date:
[No more than 10 years]

Pursuant to the Plug Power Inc. 2021 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Plug Power Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.01 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1.Exercisability Schedule. No portion of this Stock Option may be exercised until such portion has become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 1 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as the Optionee remains in a Service Relationship (as defined in the Plan) through the applicable date:

Incremental Number of Option Shares Exercisable	Exercisability Date
(__%)
(__%)
(__%)
( %)

Notwithstanding anything to the contrary herein or in the Plan, all outstanding Option Shares shall become fully exercisable upon the termination of the Optionee’s Service Relationship by reason of the Optionee’s death or disability (as determined by the Administrator). In the event of a Sale Event, this Stock Option shall be treated as set forth in Section 3(e) of the Plan. [For purposes hereof, “Good Reason” shall mean, unless otherwise provided in an employment or other service agreement between the Company or an Affiliate, as applicable, and the Optionee, that the Optionee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Optionee’s base salary; (ii) a material change in the geographic location at which the Optionee provides services to the Company or an Affiliate, as applicable; or (iii) the material breach by the Company of any employment or other service agreement between the Company or an Affiliate, as applicable, and the Optionee. “Good Reason Process” shall mean that (i) the Optionee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Optionee notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) the Optionee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Optionee terminates his or her Service Relationship within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.] The Administrator may at any time accelerate the exercisability schedule specified in this Paragraph 1. Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2.Manner of Exercise.
(a)The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of the Optionee’s election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the Option Exercise Price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Option Exercise Price, provided that in the event the Optionee chooses to pay the Option Exercise Price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Option Exercise Price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full Option Exercise Price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of the Stock Option and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the Option Exercise Price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the shares of Stock attested to.

(b)The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option has been exercised pursuant to the terms hereof, the Company or the transfer agent has transferred the shares of Stock to the Optionee and the Optionee’s name has been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)The minimum number of shares of Stock with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.
(d)Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.Termination of Service Relationship. If the Optionee’s Service Relationship terminates, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
(a)Termination Due to Death. If the Optionee’s Service Relationship terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.
(b)Termination Due to Disability. If the Optionee’s Service Relationship terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination, may thereafter be exercised by the Optionee for a period of 12 months from the date of termination or until the Expiration Date, if earlier.
(c)Termination for Cause. If the Optionee’s Service Relationship is terminated by the Company or an Affiliate for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company or an Affiliate, as applicable, and the Optionee, a determination by the Administrator that the Optionee’s Service Relationship will be terminated as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company or any Affiliate; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company or any Affiliate.

(d)Other Termination. If the Optionee’s Service Relationship terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three (3) months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and the Optionee’s representatives or legatees.

4.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution or pursuant to a domestic relations order. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
6.Tax Withholding. The Optionee shall, not later than the date as of which amounts with respect to this Stock Option become includable in the gross income of the Optionee for income tax purposes, pay to the Company or its Affiliates, or make arrangements satisfactory to the Administrator for payment of, any U.S. federal, state or local, and non-U.S. or other taxes of any kind required by law to be withheld by the Company or its Affiliates with respect to the Stock Option. The Administrator may require that the Company’s or Affiliate’s tax withholding obligation to be satisfied, in whole or in part, by (i) the Company withholding from Option Shares a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment or (ii) an arrangement whereby a certain number of Option Shares are immediately sold and proceeds from such sale are remitted to the Company or any applicable Affiliate in an amount that would satisfy the withholding amount due.

7.No Obligation to Continue Service Relationship. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the Optionee’s Service Relationship at any time.

8.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction that the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11.Clawback. The Optionee acknowledges and agrees that this Stock Option is subject in all respects to the Company’s Compensation Recovery Policy, as may be amended or restated from time to time (the “Clawback Policy”), to the extent applicable, including the Company’s ability to recoup Erroneously Awarded Compensation (as defined in the Clawback Policy) thereunder. Any action by the Company to recover Erroneously Awarded Compensation under the Clawback Policy from the Optionee shall not be deemed (i) an event giving rise to a right to resign for Good Reason, if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Optionee or (ii) to constitute a breach of a contract or other arrangement to which the Optionee is a party. This Paragraph 11 is a material term of this Agreement.

PLUG POWER INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address: